Exhibit 99.1

CONTACT:

Brett Ponton

Chief Executive Officer

(585) 647-6400

Brian D’Ambrosia

Senior Vice President – Finance

Chief Financial Officer

(585) 647-6400

Investors and Media: Effie Veres

FTI Consulting

(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. APPOINTS EVAN NAYLOR AS CHIEF OPERATING OFFICER

ROCHESTER, N.Y. – March 26, 2018 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that Evan Naylor has been appointed to the position of Chief Operating Officer, effective immediately. Naylor joins Monro with over two decades of operations management experience, in which he developed and implemented enterprise-wide strategies at the corporate and field level, across large national retailers and in the U.S. Army.

Naylor will oversee all aspects of Monro’s store operations and will be responsible for the execution of the Company’s store-related initiatives, as part of its strategic business transformation. He will report to Brett Ponton, President and Chief Executive Officer.

“I am very pleased to welcome Evan to our leadership team. He will assume a vital role in our organization as we continue to advance Monro.Forward, our store operational excellence initiative. Evan’s significant operational experience in both the private sector and the military, as well as his proven track record of driving positive change, efficiency and growth to large organizations make him the ideal candidate for this important position,” stated Brett Ponton, President and Chief Executive Officer.

“I am very excited to join Monro and support the Company’s strategic business transformation. I look forward to working with senior management to realize their compelling vision for Monro’s future,” said Evan Naylor.

Naylor has over twelve years of experience in the private sector overseeing national retail operations, with a strong track record of building high performing teams and driving P&L growth. He most recently served as the Vice President of Sales and Operations at Murphy USA, a national gas station and convenience store chain, where he successfully led a multi-billion-dollar revenue business consisting of over 3,400 employees. Prior to joining Murphy USA, he held a series of operational leadership roles of increasing responsibility at Target and Home Depot, including as a Group Vice President at Target, where he was responsible for over $2.5 billion in retail business and 11,000 team members. Naylor developed his strong leadership skills during his time in the U.S. Army, where he achieved the rank of Major. He served in the reserves and in active duty for a combined period of 13 years, including twelve months in Iraq. He holds a Bachelor’s degree from Centre College of Kentucky and is expected to complete an Executive M.B.A. from the Kellogg School of Management at Northwestern University in June of 2018.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,150 Company-operated stores, 102 franchised locations, five wholesale locations and two retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 27 states, serving the Mid-Atlantic and New England states and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on NASDAQ under the symbol MNRO.

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